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-----------                                                                                          -----------------------------
  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                    | ----------------------------|
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number:    3235-0287     |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:  December 31, 2001  |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(f) of the Investment Company Act of 1940      |hours per response ......0.5 |
    continue.                                                                                        -----------------------------
    See instruction 1(b)

(Print or Type Responses)
-----------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
                                              |    Rheometric Scientific, Inc. (OTCBB-RHEM)  |     (Check all applicable)
                                              |--------------------------|-------------------|
                                              |                          |                   |
                                              | 3.  IRS Identification   |4. Statement for   |      __ Director     X  10% Owner
      Magida,        Stephen           A.     |     Number of Reporting  |    Month/Year     |      X  Officer      __ Other
----------------------------------------------|     Person, if an entity |                   |         (give title     (specify
      (Last)         (First)        (Middle)  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          |   December 2000   |             Secretary
      105 Harbor Drive, Suite 125             |                          |                   |         ------------------
----------------------------------------------|                          |                   |
                     (Street)                 |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
                                              |                          |   (Month/Year)    | X  Form filed by One Reporting Person
                                              |                          |                   | __ Form filed by More than One
     Stamford,          CT           06902    |                          |                   |    Reporting Person
----------------------------------------------|-------------------------------------------------------------------------------------
                                              |
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
                                              |
-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security    | 2. Trans- |3. Trans-   | 4. Securities Acquired (A)     |5. Amount of     |6. Ownership  | 7. Nature of
     (Instr. 3)           |    action |   action   |    or Disposed of (D)          |   Securities    |   Form:      |    Indirect
                          |    Date   |   Code     |                                |   Beneficially  |   Direct (D) |    Bene-
                          |           |            |                                |   Owned at      |   or Indrect |    ficial
                          |           |            |                                |   End of Month  |   (I)        |    Ownership
                          |   (Month/ | (Instr. 8) |     (Instr. 3, 4 and 5)        |                 |              |
                          |    Day/   |---------------------------------------------|                 |              |
                          |    Year)  |      |     |              |(A)or|           |                 |              |
                          |           | Code |  V  |    Amount    |(D)  |  Price    | (Instr. 3 and 4)|   (Instr. 4) |   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              | 12/18/2000|   P  |     |     10,000   |   A |  $2.7534  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 12/19/2000|   P  |     |     10,000   |   A |  $3.2587  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 12/20/2000|   P  |     |      7,900   |   A |  $3.8006  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 12/21/2000|   P  |     |        400   |   A |  $3.8750  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 12/21/2000|   P  |     |     11,700   |   A |  $4.1268  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 12/22/2000|   P  |     |     10,000   |   A |  $4.2344  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 12/26/2000|   P  |     |     10,000   |   A |  $3.7819  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 12/27/2000|   P  |     |     10,000   |   A |  $3.8725  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 12/28/2000|   P  |     |     10,000   |   A |  $4.2563  |                 |              |
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              | 12/29/2000|   P  |     |     10,000   |   A |  $3.9319  |        90,000   |        I     |     (2)
--------------------------|-----------|------|-----|--------------|-----|-----------|-----------------|--------------|--------------
Common Stock              |           |      |     |              |     |           |    11,606,000   |        I     |     (1)
------------------------------------------------------------------------------------------------------------------------------------


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one person, see Instruction 4(b)(v).                                                   (over)

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FORM 4 (Continued)                Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                             (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of   |2.(Conver-|3.Trans-|4.Trans-|5.Number of      |6.Date Exer-   |7.Title and   |8.Price |9.Number  |10.Owner-|11.Nature
   Derivative |  sion or |  action|  action|  Derivative     |  cisable      |  Amount of   |  of    | of deriv-| ship    |of
   Security   |  Exercise|  Date  |  Code  |  Securities     |  and          |  Underlying  |  Deri- | ative    | Form of |Indirect
   (Instr. 3) |  Price of|        |(Instr. |  Acquired       |  Expiration   |  Securities  |  vative| Securi-  | Deriva- |Benefi-
              |  Deriv-  |        | 8)     |  (A) or Dis-    |  Date         |  (Instrs. 3  |  Secu- | ties     | tive    |cial
              |  ative   |        |        |  posed of (D)   | (Month/Day/   |   and 4)     |  rity  | Benefi-  | Secu-   |Owner-
              |  Security| (Month/|        |                 |  Year)        |              | (Instr.| cially   | rity:   |ship
              |          |  Day/  |        |(Instrs. 3, 4,   |               |              |  5)    | Owned    | Direct  |(Instr.4)
              |          |  Year) |        | and 5)          |               |              |        | at End   | (D) or  |
              |          |        |        |                 |------------------------------|        | of Month | indirect|
              |          |        |        |                 |Date  |Expira- |      |Amount |        |(Instr. 4)| (I)     |
              |          |        |        |                 |Exer- |tion    |Title |or     |        |          |(Instr.4)|
              |----------------------------------------------|cisa- |Date    |      |Number |        |          |         |
              |          |        |    |   |          |      |ble   |        |      |of     |        |          |         |
              |          |        |    |   |          |      |      |        |      |Shares |        |          |         |
              |          |        |Code| V |    (A)   | (D)  |      |        |      |       |        |          |         |
------------------------------------------------------------------------------------------------------------------------------------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1)   These 11,606,000  shares of Common Stock are beneficially  owned directly by  Andlinger  Capital XXVI LLC  ("Andlinger Capital
      XXVI"). The Gerhard R. Andlinger Intangible Asset Management Trust (the  "Trust") is the majority Member of Andlinger  Capital
      XXVI. Mr. Magida may be deemed to benefically own such shares indirectly in his capacity as Manager and a  Member of Andlinger
      Capital  XXVI   and as  trustee   under  the  Trust.  This  Statement  shall not be deemed an  admission that  Mr. Magida is a beneficial owner of such securities.

(2)   These 90,000 shares of Common Stock are  beneficially  owned  directly by the Trust.  Mr. Magida may be deemed to  benefically own  such  shares  indirectly in his capacity as trustee  under the Trust.  This  Statement  shall not be deemed an  admission that Mr. Magida is a beneficial  owner of such securities.


                                                                                    /s/ Stephen A. Magida            January 9, 2001
**    Intentional misstatements or omissions of facts constitute                --------------------------------     ---------------
      Federal Criminal Violations                                               ** Signature of Reporting Person           Date
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained
in this form are not  required  to respond  unless the form  displays a currently valid OMB Number.                     Page 2



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